Exhibit 10.1
TERRA INDUSTRIES INC.
EXCESS BENEFIT PLAN
(As Amended and Restated Effective as of January 1, 2008)
SECTION 1
General
1.1. Purpose and Effective Date. Terra Industries Inc. (the “Company”) maintains the Terra Industries Inc. Excess Benefit Plan (the “Plan”) for the purpose of providing eligible employees who participate in the Terra Industries Inc. Employees’ Retirement Plan, as amended from time to time (the “Qualified Plan”), with additional benefits not payable under the Qualified Plan solely by reason of the compensation limitation of section 401(a)(17) or the benefit limitations of section 415 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), or by reason of elective deferrals made under the Supplemental Deferred Compensation Plan. The provisions set forth herein constitute an amendment, restatement and continuation of the Plan as in effect immediately prior to January 1, 2008 (the “Effective Date”), subject to the following:
(a)	The Plan as set forth herein shall apply to benefits under the Plan, the payment of which commences on or after the Effective Date. Benefits for which payments commenced prior to the Effective Date will be determined in accordance with and be subject to the terms and conditions of the Plan as in effect prior to the Effective Date.

(b)	It is the intention that all amounts deferred under the Plan will be subject to the provisions of section 409A of the Code and applicable guidance issued thereunder (“Section 409A”), regardless of whether such amounts were deferred (within the meaning of Section 409A) on, prior to, or after January 1, 2005; provided, however, that amounts deferred as of December 31, 2004 with respect to Participants who terminated employment on or before December 31, 2004 and for whom no amounts are deferred after December 31, 2004 are not intended to be subject to the provisions of Section 409A, and such amounts shall continue to be subject to the terms and conditions of the Plan as in effect prior to January 1, 2005.

1.2. No Funding. The Plan is intended to constitute an unfunded “excess benefit plan” within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”); provided, however, that, to the extent, if any, that the Plan provides benefits which cannot be provided by an excess benefit plan, the Plan shall constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of section 301(a)(3) of ERISA. The amount of any benefit payable under the Plan shall be paid from the general revenues of the Company; provided, however, that the Company’s obligations under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of general creditors of the Company or any affiliate thereof. Nothing in the Plan shall require the Company to establish any trust to provide benefits under the Plan, and no Participant shall have any interest in or claim to any assets of any such trust as the Company may, from time to time, establish or maintain for such purpose.
1.3. Administration. The Plan shall be administered, interpreted and construed by the Committee established to administer the Qualified Plan. All decisions and interpretations of the Committee shall be conclusive and binding on the Company and Participants and their eligible spouses, contingent annuitants and beneficiaries, and on all persons claiming under or through any of them.
1.4. Definitions. Terms used frequently with the same meaning are indicated by initial capital letters, and are defined throughout the Plan. Unless the context clearly requires otherwise, or except as otherwise provided by the Committee from time to time, any word, term or phrase used in the Plan shall have the same meaning as is assigned to it under the Qualified Plan.
1.5. Gender and Number. Where the context admits, words in one gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.
1.6. Applicable Laws. The Plan shall be construed and administered in accordance with the laws of the State of Iowa to the extent that such laws are not preempted by the laws of the United States of America.
1.7. Claims and Review Procedures. The claims procedure applicable to claims and appeals of denied claims under the Qualified Plan shall apply to any claims for benefits under the Plan and appeals of any such denied claims.

SECTION 2
Participation
2.1. Participation. Subject to the terms and conditions of the Plan, each person who was a “Participant” in the Plan immediately prior to the Effective Date shall continue as a Participant in the Plan from and after the Effective Date. Subject to the terms and conditions of the Plan, an employee of an Employer shall become a “Participant” in the Plan when he has satisfied the following conditions:
(a)	he is a participant in the Qualified Plan; and

(b)	either (i) he is an officer or director of the Company or of Terra International, Inc. or the president of any other subsidiary or affiliate of the Company and his benefits under the Qualified Plan are limited by provisions of the Qualified Plan adopted pursuant to section 401(a)(17) or 415(b) of the Code (the “Code Limitations”); or (ii) he is a participant in the Terra Industries Inc. Supplemental Deferred Compensation Plan.
Each Participant shall be entitled to receive the Excess Retirement Benefit, if any, determined in accordance with Section 3 hereof and the surviving Spouse of a Participant may be entitled to a Survivor Benefit in accordance with Section 4 hereof.
2.2. Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of an Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.
SECTION 3
Amount and Payment of Excess Retirement Benefit
3.1. Amount of Excess Retirement Benefit. Subject to the terms and conditions of the Plan, each Participant (other than a Participant whose benefits are determined pursuant to subsection 1.1 above in accordance with the terms and conditions of the Plan as in effect prior to the Effective Date or prior to January 1, 2005) will be entitled to an “Excess Retirement Benefit” under the Plan commencing as of his Benefit Commencement Date (as defined in subsection 3.4 below) in an amount expressed as a single life annuity equal to:
(a)	the amount of the retirement benefit (expressed as a single life annuity) which the Participant would be entitled to receive under the Qualified Plan commencing on such Benefit Commencement Date (or would have been entitled to receive commencing on such date if the Participant’s benefits under the Qualified Plan had not commenced prior thereto), if:

(i)	the Qualified Plan benefit were determined without regard to the Code Limitations, and

(ii)	the Participant’s Average Monthly Compensation for purposes of determining the Qualified Plan benefit included amounts deferred under the Supplemental Deferred Compensation Plan;
REDUCED BY
(b)	the amount of the retirement benefit (expressed as a single life annuity) which the Participant would be entitled to receive under the Qualified Plan commencing on such Benefit Commencement Date (or would have been entitled to receive commencing on such date if the Participant’s benefits under the Qualified Plan had not commenced prior thereto);
FURTHER REDUCED, FROM TIME TO TIME, BY
(c)	the actuarial equivalent (using such reasonable actuarial assumptions and methods as the Committee may determine for such purposes) of any increase in the benefit to which the Participant is entitled or will become entitled under the Qualified Plan solely because of an increase in the limitation on benefits under section 415 of the Code.
3.2. Vesting. A Participant’s benefits under this Plan shall be nonforfeitable and fully vested at all times on and after the date on which the Participant is vested with respect to his benefits under the Qualified Plan; provided, however, that notwithstanding any other provision of the Plan to the contrary, the Committee, in its sole discretion, may cease any or all future payments of any benefits accrued under this Plan on or after January 1, 1989 if, prior to the date such payment is made, the Participant shall have engaged in grossly negligent, reckless or willful conduct that the Committee determines, in the reasonable exercise of its discretion, caused serious injury to the Company, a subsidiary or affiliate, including, without limitation, competition with the Company, a subsidiary or affiliate in any of the businesses in which it was engaged at any time during the Participant’s employment with the Company, a subsidiary or affiliate.

3.3. Election of Benefit Commencement Date. Subject to the terms of the Plan, a Participant who accrued an Excess Retirement Benefit under the Plan on or after January 1, 2005 but before December 31, 2007 may elect the time at which benefits will commence by filing an election with the Plan Administrator, no later than December 31, 2007, in a form and manner as is determined by the Company in its sole discretion; provided, however, that the earliest date that such benefits may commence shall be the first day of the seventh calendar month after the calendar month in which the Participant’s Separation from Service occurs. The term “Separation from Service” means a “separation from service” within the meaning of Section 409A. For purposes of determining the date of a Separation from Service, the employment relationship will be deemed to have ended at the time the Participant and his employer reasonably anticipate that the bona fide level of services the Participant will perform for the Company and any employer (within the meaning of Section 409A) after such date (whether as an employee or independent contractor, but not as a director) will be permanently reduced to a level that is less than 50% of the average level of bona fide services the employee performed over the immediately preceding 36-month period. Any individual who first becomes eligible to participate in the Plan on or after January 1, 2008 shall not be entitled to elect the time at which benefits will commence.
3.4. Commencement of Benefits. Subject to the terms and conditions of the Plan, payment of a Participant’s Excess Retirement Benefit shall commence on the “Benefit Commencement Date,” which, for purposes of this Plan, shall be (i) the date elected by the Participant in accordance with subsection 3.3 or (ii) if the Participant fails to timely file, or is not eligible to file, an election as to the time of payment in accordance with subsection 3.3, the later of the first day of the calendar month following the calendar month in which the Participant attains age 60 or the first day of the seventh calendar month following the calendar month in which the Participant’s Separation from Service occurs.
3.5. Form of Payment. Subject to the terms and conditions of the Plan, a Participant’s Excess Retirement Benefit will be distributed in accordance with the following:
(a)	If a Participant is not married on the Benefit Commencement Date, payment will be made in the form of a single life annuity, unless the Participant elects, in accordance with subsection 3.5(c), to have his benefit paid in another actuarially equivalent form of life annuity.

(b)	If a Participant is married on the Benefit Commencement Date, payment will be made in the form of a Qualified Joint and Survivor Annuity (with a 50% survivor benefit) which is actuarially equivalent to the Participant’s single life annuity, unless the Participant elects, in accordance with subsection 3.5(c) to have his benefit paid in another form of actuarially equivalent life annuity.

(c)	A Participant may, at any time before the date any annuity payment has been made, elect that his Excess Retirement Benefit be paid in any other form of life annuity available under the Qualified Plan that is actuarially equivalent to the Participant’s single life annuity and/or may choose a different beneficiary for such forms of payment that allow the Participant to designate a beneficiary; provided that if at the time such election is filed, (I) the Participant is married, and (II) a Qualified Joint and Survivor Annuity Form of payment is then in effect with respect to the Participant by reason of the provisions of paragraph (b) above or by reason of a previously filed election under this paragraph (c), then any change to the form of annuity, other than to an annuity that would provide a 75% or 100% survivor annuity to the Participant’s spouse, shall be subject to spousal consent.

Any election made, or spousal consent required, pursuant to this subsection 3.5(c) shall be made in such form and manner, and subject to such rules and limitations, as may be prescribed by the Committee from time to time. The determination of the actuarial equivalence of different forms of life annuities shall be made using such reasonable actuarial assumptions and methods as the Committee may establish from time to time for such purposes. In no event shall a Participant be entitled to change the Benefit Commencement Date, other than pursuant to an election made on or before December 31, 2007 in accordance with subsection 3.3.
3.6. Distribution of Small Amounts. Notwithstanding any provision of this Section 3 to the contrary, if the value of the Excess Retirement Benefit does not exceed the applicable dollar amount under section 402(g)(1)(B) of the Code, determined as of the Participant’s Benefit Commencement Date using reasonable actuarial assumptions and methods established by the Committee for such purposes, the Committee may, in its sole discretion, direct that such Excess Retirement Benefit be paid to the Participant in a lump sum on the date on which his annuity payments otherwise would have commenced.
3.7. Beneficiary Designation. Determination of the Participant’s beneficiary for purposes of the Plan shall be subject to the following:
(a)	To the extent that a Participant’s benefit is paid in a form that requires or allows the Participant to designate a beneficiary, the Participant may do so, subject to such terms and conditions as the Committee may, from time to time establish, by signing a form furnished by the Company for such purpose. A beneficiary designation will be effective only when a signed beneficiary designation form is filed with the Company while the Participant is alive and will cancel all beneficiary designation forms signed earlier.

(b)	If there is any question as to the status of any person as a designated beneficiary or the right of any beneficiary to receive a distribution under the Plan, the Committee may, in its sole discretion, direct payment to be made to the legal representative of the Participant’s estate.
3.8. Distributions To Persons Under Disability. In the event any person entitled to payments under the Plan is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefits to which such person is entitled under the Plan shall be paid to such conservator or other person legally charged with the care of his person or of his estate.
3.9. Nonassignability. No Participant shall have the right to assign, pledge or otherwise dispose of any benefits payable to the Participant hereunder nor shall any such Participant’s benefit be subject to garnishment, attachment, transfer by operation of law, or any legal process.

3.10. Legal Fees or Expenses. The Company shall reimburse the Participant for any legal fees and expenses reasonably incurred in connection with the enforcement of Participant’s rights under this Plan; provided that the Company shall not be required to reimburse for such fees or expenses unless the resolution of any enforcement action taken by the Participant is substantially in favor of the Participant, whether by adjudication, settlement or otherwise. Any amounts which the Company is obligated to reimburse pursuant to this subsection 3.10 shall be paid not later than December 31 of the calendar year in which the right to such reimbursement arises.
3.11. Reemployment. If a Participant is reemployed by the Company or an employer (within the meaning of Section 409A) after incurring a Separation from Service, any benefits accrued by the Participant prior to the initial Separation from Service shall be distributed without regard to such reemployment. Any benefit to which the Participant becomes entitled under the Plan by reason of a subsequent Separation from Service shall be actuarially adjusted, using such reasonable actuarial assumptions and methods as the Committee shall determine for such purposes, to reflect the value of payments which the Participant has received and will receive under the Plan and the Qualified Plan due to a prior Separation from Service.
SECTION 4
Survivor Benefit
4.1. Eligibility. If a Participant dies prior to his Benefit Commencement Date and would otherwise have been eligible for a benefit under the Plan, his surviving Spouse will be entitled to a Survivor Benefit. The Survivor Benefit shall be a monthly payment to the surviving Spouse:
(a)	in the case of a Participant who dies after attaining age 60 (or such other age elected by the Participant as his earliest Benefit Commencement Date pursuant to an election under subsection 3.3), commencing as of the first day of the month after the Participant’s death equal to the amount which would have been payable under the Plan as a survivor annuity under the Qualified Joint and Survivor Annuity form if such Participant had retired with an immediate Qualified Joint and Survivor Annuity under the Plan on the day before the Participant’s death (disregarding any otherwise applicable restriction to defer commencement to the first day of the seventh month after a Separation from Service); or

(b)	in the case of a Participant who dies on or before attaining age 60 (or such other age elected by the Participant as his earliest Benefit Commencement Date pursuant to an election under subsection 3.3), commencing as of the first day of the month after the date the Participant would have attained age 60 (or such other applicable age) equal to the amount which would have been payable under the Plan as a survivor annuity under the Qualified Joint and Survivor Annuity form if such Participant had terminated employment on the date of death (if he had not yet terminated employment), survived to age 60 (or such other applicable age), commenced receiving an immediate Qualified Joint and Survivor Annuity under the Plan (disregarding any otherwise applicable restriction to defer commencement to the first day of the seventh month after a Separation from Service), and died immediately thereafter;

provided, however, that if a Participant has elected, in accordance with subsection 3.5(c), that his Excess Retirement Benefit be paid in the form of an annuity that would provide a 75% or 100% survivor annuity to the Participant’s spouse, then the Survivor Benefit shall be based on the survivorship annuity option elected by the Participant rather than the Qualified Joint and Survivor Annuity. Provided further that, for purposes of this subsection 4.1, the amount which would have been payable under the Plan to a Participant with a deferred vested benefit under the Qualified Plan shall be calculated using the reduction factors, if any, that would be used to calculate an early retirement benefit under the Qualified Plan.
4.2. Time of Payment. Payment of the Survivor Benefit to a surviving Spouse shall commence as of the first day of the calendar month following the later of the Participant’s date of death or the date on which the Participant would have attained age 60 (or such other age elected by the Participant as his earliest Benefit Commencement Date pursuant to an election under subsection 3.3), and shall continue until and including the month in which the surviving Spouse dies.
SECTION 5
Amendment and Termination
5.1. Amendment and Termination. The Company may, at any time, amend or terminate the Plan; provided, however, that neither an amendment or termination of the Plan shall reduce or impair the interests of Participants or other persons entitled to benefits under the Plan in benefits being paid under the Plan as of the date of any such amendment or termination or in benefits to which they would be entitled under the Plan if all Participants incurred a Separation from Service as of the date of the amendment or termination. Notwithstanding the preceding sentence:
(a)	the Company may amend or terminate the Plan, at any time, to take effect retroactively or otherwise, as deemed necessary or advisable for purposes of conforming the Plan to any present or future law, regulations or rulings relating to plans of this or a similar nature;

(b)	no such amendment, modification, or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Section 409A.